UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2014

Greer Bancshares Incorporated

(Exact name of registrant as specified in its charter)

Commission File Number:  000-33021

South Carolina	57-1126200
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1111 W. Poinsett Street

Greer, South Carolina 29650

(Address of principal executive offices, including zip code)

(864) 877-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On February 14, 2014, after receiving regulatory approval, Greer Bancshares Incorporated (the "Company") gave notice to the trustees of its trust preferred securities that it was ending its deferral of interest on its two junior subordinated debentures related to its two series of trust preferred securities and paid all $970,422 of deferred interest amounts due. The Company had been deferring payments of interest since January 2011 as per the terms of the two series of trust preferred securities and was generally prohibited from paying any dividends on its capital stock until the deferred interest had been paid.

On March 4, 2014, after receiving regulatory approval, the Company resumed the payment of regular quarterly cash dividends on its preferred stock issued to the U.S. Treasury Department as part of the Troubled Assets Relief Program (“TARP Preferred”) and paid all $1,928,247 of deferred dividend amounts due. The Company had suspended the payment of cash dividends on the TARP Preferred, which accumulate and compound when not paid, in January 2011. The terms of the TARP Preferred prohibited the Company from paying any dividends on its common stock while payments on the TARP Preferred were in arrears.

On March 19, 2014, after receiving regulatory approval, the Company repurchased $3,150,000 of principal amounts of the TARP Preferred, which leaves remaining $7,343,000 of principal amount of TARP Preferred outstanding as of March 19, 2014.

On March 21, 2014, the Company issued a news release announcing the repurchase of $3,150,000 of its TARP Preferred stock. A copy of the news release is furnished herewith as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is furnished as part of this report:

Exhibit No.	Description
99.1	News Release dated March 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greer Bancshares Incorporated

Date: March 21, 2014	By:	/s/ J. Richard Medlock, Jr.
J. Richard Medlock, Jr.
Chief Financial Officer

  EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release dated March 21, 2014